Exhibit 2.1

DATED 24 MARCH 2005

SPRINGREEL LIMITED

NOGA CONFINO
(as Sellers)

AND

ACE*COMM CORPORATION

(as Buyer)

AGREEMENT RELATING TO
THE SALE AND PURCHASE OF THE ENTIRE ISSUED
SHARE CAPITAL OF DOUBLE HELIX SOLUTIONS
LIMITED

This Agreement is dated 24 March 2005

PARTIES

(1)	NOGA CONFINO of 1 Drake Road, Brockley, London (the “First Seller”);

(2)	SPRINGREEL LIMITED (company number 5385794), a private company limited by shares incorporated in England and Wales whose registered office is at Union Court, 1 Cook Street, Liverpool, Merseyside L2 4SJ (the “Second Seller”); and

(3)	ACE*COMM CORPORATION, a corporation organized under the laws of the State of Maryland, USA (the “Buyer”).

BACKGROUND

(A)	The Company has an authorised share capital of £50,000 comprising 50,000 Ordinary Shares of which 2002 Ordinary Shares are have been issued and are held by the Sellers as legal and beneficial owners in the proportions set out opposite their respective names in Schedule 1 (the “Sale Shares”).

(B)	Further particulars of the Company and of the Company Subsidiary at the date of this Agreement are set out in Schedule 2.

(C)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.

AGREED TERMS

1	INTERPRETATION

1.1	In this Agreement, the following definitions shall have the following meanings unless the context requires otherwise:

Accounts: the 2003 Accounts and the 2004 Accounts.

2003 Accounts: the audited accounts of the Company for the twelve month period ending on the 2003 Accounts Date, comprising in each case a balance sheet, a profit and loss account, a directors’ report and an auditors’ report.

2004 Accounts: the audited accounts of the Company for the twelve month period ending on the 2004 Accounts Date, comprising a balance sheet, a profit and loss account, a directors’ report and an auditors’ report.

Agreed Proportions: as between the First Seller and the Second Seller, 50 per cent to the First Seller and 50 per cent to the Second Seller.

2003 Accounts Date: 30 September 2003.

2004 Accounts Date: 30 September 2004.

Accredited Investor: has the meaning set out in Rule 501(a) under the Securities Act.

Affiliate: means in respect of any person, any other person that Controls or is Controlled by that first person or any other person that is Controlled by the same person as that first person.

ASD: Alternative South Downs Limited (company number 04870694).

ASD Shares: the 1500 ordinary shares of £1 each held by the Company in ASD.

Applicable Laws: as to any person, all laws, regulations, statutory instruments, treaties, ordinances, judgments, decrees, injunctions, writs, orders and stipulations, of any Governmental Authority which are legally binding on that person.

Bank Account: the client bank account of the Sellers’ Solicitors the details of which are as follows:

Barclays Bank PLC
Water Street
Liverpool L69 2DU

Account Name: Hill Dickinson Client Account

Account Number: 40429295

Sort Code: 20-51-01.

Business: the provision of revenue assurance services.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks are normally open for business in London and New York.

Buyer’s Group: the Buyer and its Affiliates.

Buyer Reports: (i) the Buyer’s Annual Report on Form 10-K for the fiscal year ended 30 June 2004, as filed with the SEC, and (ii) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since 30 June 2004. A list of the Buyer Reports, complete copies of which have been previously provided to the Sellers, are annexed as an exhibit to this Agreement marked “D”.

Buyer Series A Loan Notes: the loan notes in the agreed form of the exhibit attached hereto marked “A” issued by the Buyer in favour of each of the Sellers on Completion pursuant to Clause 3.2(a).

Buyer Series B Loan Notes: the loan notes in the agreed form of the exhibit attached hereto marked “B” issued by the Buyer in favour of each of the Sellers on Completion pursuant to Clause 3.2(b).

Buyer Series C Loan Notes: the loan notes in the agreed form of the exhibit attached hereto marked “C” issued by the Buyer in favour of each of the Sellers on Completion pursuant to Clause 4.1(a) and 4.1(b).

Buyer’s Solicitors: Hogan & Hartson of One Angel Court, London, EC2R 7HJ, United Kingdom.

CAA 2001: the Capital Allowances Act 2001.

Claim and Substantiated Claim: have the meanings set out respectively in Clause 9 (Limitations on Claims).

Company: Double Helix Solutions Limited, a company incorporated and registered in England and Wales with company number 3522680 whose registered office is at 157 Newland Street, Witham, Essex, CM8 1BE.

Company Subsidiary: 2 Helix Europe Limited, further details of which are set out in schedule 2.

Companies Acts: the Companies Act 1985 and the Companies Act 1989.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

Completion Date: means the date of this Agreement.

Completion Exchange Shares: the Exchange Shares issued at Completion in accordance with Clause 3.2(c) and 3.2(d).

Completion Shares: the Completion Exchange Shares and the Retained Shares.

Consideration Shares: the Completion Shares and the Earn Out Exchange Shares.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it and the verb to “Control” and conjugations thereof shall mean having Control in accordance with this definition.

David Confino Deed of Release: the deed in the agreed form between the Company and David Confino pursuant to which David Confino releases the ASD Shares from the David Confino Deed of Charge and accepts the transfer of the ASD Shares under the Stock Transfer Form in part satisfaction of the David Confino Loan.

David Confino Loan: the sum of £101,978.29 comprising a principal loan amount of £77,660 and outstanding interest thereon of £24,318.29 owed to David Confino by the Company pursuant to the David Confino Loan Agreement.

David Confino Loan Agreement: the agreement or agreements made orally between David Confino and the Company pursuant to which David Confino advanced the sum of £288,750 to the Company.

David Confino Deed of Charge: the deed of charge between the Company and David Confino dated 23 August 2004 pursuant to which the Company granted a charge over the ASD Shares in favour of David Confino as security for the David Confino Loan.

David Confino Transfer Form: a stock transfer form in the agreed form duly executed by the Company transferring the ASD Shares from the Company to David Confino in satisfaction of £211,090 of the David Confino Loan.

Director: each person who is a director of the Company, the names of whom are set out in Schedule 2.

Disclosed: fairly disclosed in or under the Disclosure Letter.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this Agreement that is described as the disclosure letter, including the bundle of documents attached to it (the “Disclosure Bundle”).

Earn-out Exchange Shares: has the meaning set out in Schedule 6.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement.

Escrow Agent: has the meaning set out in the Retained Share Escrow Agreement.

Exchange Act: the U.S. Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

Exchange Shares: ACE*Comm common stock.

First Debt Assignment: the debt assignment in the agreed form between David Confino and the First Seller assigning the right of David Confino to receive £101,978.29 of the David Confino Loan (which sum includes both principal and interest) to the First Seller.

First Seller Debt: the sum of £291,891.07 (comprising both principal and interest thereon) owed by the Company to the First Seller at Completion.

First Seller Debt Assignment: the assignment in the agreed form of the First Seller Debt to the Buyer.

First Seller Loan: the sum of £481,803.85, comprising a principal loan amount of £455,000 and outstanding interest thereon of £26,803.29, owed by the First Seller to the Company pursuant to the First Seller Loan Agreement.

First Seller Loan Agreement: the agreement or agreements made orally between the First Seller and the Company pursuant to which the First Seller advanced the sum of £465,000 to the Company.

FSMA: the Financial Services and Markets Act 2000.

Group: the Company and the Company Subsidiary.

Governmental Authority: any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Governmental Authorization: any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement; or (b) right under any contract with any Governmental Authority.

Guarantee: the guarantee in the agreed form between the Buyer and Jean-Francois Jodouin.

HSR Act: the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: has the meaning given in paragraph 19.1 of Part 1 of Schedule 4 (Warranties).

Instruction Letter: has the meaning set out in Schedule 7.

Managed Office Services Agreement: the managed office services agreement between the Company and Landmark Business Centres (Bank) Limited dated 28 February 2004 together with the renewal correspondence as disclosed at documents 108 to 110 and 182 of the Disclosure Bundle.

Management Accounts: the unaudited management accounts of the Company for the period starting on the day after the 2004 Accounts Date and ending on 28 February 2005, copies of which are in the Disclosure Bundle.

Ordinary Shares: the ordinary shares of £1 each in the capital of the Company.

£ or pounds sterling: the lawful currency of the United Kingdom.

Proceedings: any suit, legal action or proceedings arising out of or in connection with this Agreement or the Tax Deed of Covenant.

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Sellers in accordance with Clause 3.

Registrable Securities: ACE*COMM Shares, excluding ACE*COMM Shares which have been sold or transferred under a Registration Statement relating to the sale thereof effective under the Securities Act and excluding ACE*COMM Shares which may be sold without volume limitations under Rule 144 promulgated under the Securities Act.

Registration Statement: a registration statement filed with the SEC pursuant to the Securities Act.

Retained Shares: the Exchange Shares issued at Completion in accordance with Clause 3.2(e).

Retained Share Escrow Agreement: the agreement, in the agreed form, regulating the issue of the Retained Shares following Completion;

SEC: the U.S. Securities and Exchange Commission.

Second Debt Assignment: the debt assignment in the agreed form between the First Seller and the Second Seller by which the First Seller assigns £291,891.07 (comprising both principal and interest thereon) of the debt owing to her by the Company to the Second Seller.

Second Seller Debt: the sum of £291,891.07 (comprising both principal and interest thereon) owed by the Company to the Second Seller at Completion.

Second Seller Debt Assignment: the assignment in the agreed form of the Second Seller Debt to the Buyer.

Securities Act: the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereunder.

Sellers: the First Seller and the Second Seller.

Sellers’ Solicitors: Hill Dickinson of 50 Fountain Street, Manchester, M2 2AS, United Kingdom.

Service Document: a writ, application, claim, summons, petition, order, award, judgment or other document relating to any Proceedings.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company. Unless the context otherwise requires the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time; and

Substantiated Claim: has the meaning set out in Clause 9.1.

Tax Deed of Covenant: the deed of tax covenant in the agreed form to be entered into by the parties at Completion.

Tax or Taxation: has the meaning given in the Tax Deed of Covenant.

Tax Claim: has the meaning given in the Tax Deed of Covenant.

Tax Warranties: the Warranties in Part 2 of Schedule 4.

Taxation Authority: has the meaning given in the Tax Deed of Covenant.

Taxation Statute: has the meaning given in the Tax Deed of Covenant.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

US$ or Dollars: denotes the lawful currency of the United States of America.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties in Clause 6 (Sellers Warranties relating to the receipt of the Exchange Shares), Clause 8.2 (Warranties relating to the Company) and Schedule 4.

1.2	In this Agreement:

(a)	clause and schedule headings do not affect the interpretation of this Agreement;

(b)	a reference to a “person” includes an individual, a body corporate, an unincorporated association, trust or partnership (whether or not having legal personality), government, state or agency of state, or two or more of the foregoing;

(c)	words in the singular include the plural and in the plural include the singular;

(d)	a reference to one gender includes a reference to the other gender;

(e)	a reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it except to the extent that any such amendment, extension, or re-enactment coming into force after the date of this Agreement would increase or extend the liability of a party under this Agreement;

(f)	references to “writing” or “written” includes any more of reproducing words in a legible or non-transitory form;

(g)	documents in “agreed form” are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification; and

(h)	references to Clauses and Schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.3	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this Agreement are joint and several.

2	SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS

2.1	On Completion the Sellers shall sell the Sale Shares with full title guarantee free from all Encumbrances and the Buyer shall buy the Sale Shares together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

2.2	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise.

2.3	The Buyer is not obliged to complete the purchase of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3	PURCHASE PRICE

3.1	The total purchase price for the Sale Shares is the aggregate of:

(a)	£3,816,217.86 (three million eighty hundred and sixteen thousand two hundred and seventeen pounds sterling and eighty six pence) (the “Initial Consideration”); and

(b)	additional consideration (if any) to be calculated and paid in accordance with the provisions of Schedule 6 (the “Earn-Out Consideration”).

3.2	The Initial Consideration shall be apportioned between the Sale Shares in the proportions set opposite the names of the Sellers in Schedule 1 and satisfied as follows:

(a)	as to £516,217.86 (five hundred and sixteen thousand two hundred and seventeen pounds sterling and eighty six pence), by the issue of the Buyer Series A Loan Notes to the Sellers in the amounts set out in column (2) of Schedule 1;

(b)	as to £400,000 (four hundred thousand pounds sterling) by the issue to each of the Sellers of the Buyer Series B Loan Notes in the amounts set out in column (3) of Schedule 1;

(c)	as to £1,230,000 (one million two hundred and thirty thousand pounds sterling) by the allotment and issue to the First Seller on Completion of 738,125 Exchange Shares;

(d)	as to £1,230,000 (one million two hundred and thirty thousand pounds sterling) by the allotment and issue to the Second Seller of 738,125 Exchange Shares;

(e)	as to £440,000 (four hundred and forty thousand pounds sterling) by the allotment and issue to the Escrow Agent on Completion of 264,044 Exchange Shares in accordance with the provisions of the Retained Share Escrow Agreement.

3.3	The Earn Out Consideration shall be calculated and paid in accordance with the provisions of Schedule 6.

3.4	The Completion Shares and the Earn Out Exchange Shares shall rank pari passu in all respects with the existing shares of common stock in the capital of the Buyer and any dividend declared or paid by reference to a record date falling on or after the date of their registration in the register of members of the Buyer shall rank as if they had been issued fully paid on the beginning of the period in respect of which such dividend is paid.

3.5	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

(a)	for a breach of any Warranty; or

(b)	under the Tax Deed of Covenant.

3.6	The parties agree that the Retained Shares shall be held and dealt with in accordance with the terms of the Retained Share Escrow Agreement.

4	ASSIGNMENT OF COMPANY LOAN NOTES

4.1	Upon Completion:

(a)	the First Seller shall assign the First Seller Debt to the Buyer on the terms of the First Seller Debt Assignment; and

(b)	the Second Seller shall assign the Second Seller Debt to the Buyer on the terms of the Second Seller Debt Assignment.

5	COMPLETION

5.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors or at any other place agreed in writing by the Sellers and the Buyer.

5.2	At Completion the Sellers shall deliver or procure the delivery of the documents and evidence set out in Schedule 3 to the Buyer or the Buyer’s Solicitors.

5.3	At Completion the Buyer shall:

(a)	deliver to the Sellers or the Sellers’ Solicitors:

(i)	a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement, and any other documents referred to in this Agreement as being required to be delivered by it; and

(ii)	a duly executed counterpart of the Tax deed of Covenant; and

(iii)	a duly executed counterpart of the Retained Share Escrow Agreement;

(iv)	a duly executed counterpart of the Instruction Letter;

(v)	a duly executed counterpart of the First Seller Debt Assignment;

(vi)	a duly executed counterpart of the Second Seller Debt Assignment;

(b)	issue the Buyer Series A Term Notes to the Sellers in the amounts set out in column (2) of Schedule 1 and procure that the Sellers are recorded in the Buyer’s register as the holders of such Buyer Series A Loan Notes;

(c)	issue the Buyer Series B Loan Notes to each of the Sellers in the amounts set out in column (3) of Schedule 1 and procure that that the Sellers are recorded in the Buyer’s registers as the holders of such Buyer Series B Loan Notes;

(d)	issue the Buyer Series C Loan Notes to each of the Sellers in the amounts set out in column (6) of Schedule 1 and procure that the Sellers are recorded in the Buyer’s registers as the holders of such Buyer Series C Loan Notes;

(e)	allot and issue 1,476,250 Exchange Shares to the Sellers in the proportions set out in column 4 of Schedule 1 and procure that the Sellers are recorded in the Buyer’s stock registers as the holders of such Exchange Shares and that the relative stock certificates are issued to each of the Sellers as soon as practicable after Completion and in any event within 5 Business Days of Completion; and

(f)	allot and issue the Retained Escrow Shares to the Escrow Agent as soon as practicable after Completion and in any event within 5 Business Days of Completion.

5.4	As soon as practicable after Completion the Sellers shall deliver to the Company any records, correspondence, documents, files, memoranda and other papers of the Company which are in their possession and not kept at any of the properties occupied by the Group.

5.5	Within ten Business Days of Completion the Sellers shall procure that the transfer of the ASD Shares to David Confino is registered in the register of members of ASD.

5.6	The Sellers and the Buyer agree that all cash sums to be paid under the Buyer Series A Loan Notes, the Buyer Series B Loan Notes and the Buyer Series C Loan Notes shall be paid to the Bank Account by telegraphic transfer, which payment when made shall constitute a good discharge for the Buyer of its payment obligations thereunder.

6	SELLERS’ WARRANTIES RELATING TO THE RECEIPT OF CONSIDERATION SHARES

6.1	The Sellers severally make the following warranties to the Buyer:

6.1.1	Each Seller understands that the Consideration Shares have not been registered under the Securities Act in reliance on an exemption contained in Regulation S of the Securities Act. Such Seller understands that the Consideration Shares cannot be offered for sale, sold or otherwise transferred unless in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act. Each Seller understands that the Buyer is required, under Rule 903 of Regulation S, to refuse to register the transfer of any of the Consideration Shares to be received by the Sellers pursuant to this Agreement that are not transferred pursuant to a registration statement under the Securities Act, in compliance with Regulation S under the Securities Act or otherwise pursuant to an available exemption from registration.

6.1.2	Such Seller is not, nor is such Seller acquiring Consideration Shares for the account or benefit of, a “U.S. person” as defined in Regulation S under the Securities Act. A. “U.S. person” includes, without limitation, any natural person resident in the United States, any partnership or corporation organized or incorporated under the Laws of the United States (other than certain branches of non-U.S. banks or insurance companies), any estate of which any executor or administrator is a U.S. person or any trust of which any trustee is a U.S. person (with certain exceptions) and any agency or branch of a foreign entity located in the United States, but does not include a natural person not resident in the United States. Upon consummation of the transactions contemplated by this Agreement, each Seller will be the sole beneficial owner of the Consideration Shares issued to it pursuant to this Agreement, and such Seller has not pre-arranged any sale with any purchaser or purchasers in the United States. Each Seller is outside the United States as of the date of the execution and delivery of this Agreement and shall be outside the United States at the time of the completion of the transactions contemplated by this Agreement.

6.1.3	Neither Seller is an underwriter of, or dealer in, the Exchange Shares, and the Seller is not participating, pursuant to a contractual agreement or otherwise, in the distribution of any of the Consideration Shares. Neither Seller is an affiliate of the Buyer.

6.1.4	Each Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the Consideration Shares. Each Seller understands and is able to bear any and all economic risks associated with such investment (including, without limitation, the necessity of holding such shares until they are registered under the Securities Act). Each Seller is an Accredited Investor. Each Seller confirms that the Buyer has made available to such Seller and his representatives and agents the opportunity to ask questions of the officers and management employees of the Buyer about the business and financial condition of the Buyer as such Seller or his representatives have requested. Each Seller has been furnished by the Buyer during the course of this transaction with information regarding the Buyer which such Seller has requested, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Buyer concerning the Consideration Shares, and has received any additional information each has requested.

6.1.5	To the extent it has deemed appropriate, each Seller has retained and relied upon professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its receipt of Consideration Shares hereunder.

6.1.6	Each Seller shall comply in full with all disclosure requirements pursuant to US Securities Laws relating to his holding of the Exchange Shares.

7	U.S. SECURITIES ACT LEGEND

Each of the Sellers severally acknowledge that until the Exchange Shares have been sold or transferred under a Registration Statement relating to the sale thereof effective under the Securities Act, each certificate representing Exchange Shares will contain a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS, (B) UPON RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL, WHICH OPINION SHALL BE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS OR (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.

TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE RESTRICTED UNDER THE TERMS OF CLAUSE 15.5 OF AN AGREEMENT DATED ___2005 AMONG SPRINGREEL LIMITED, NOGA CONFINO AND ACE*COMM CORPORATION.

8	WARRANTIES RELATING TO THE GROUP

8.1	The Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

8.2	The Sellers jointly and severally warrant to the Buyer that each Warranty is true and accurate.

8.3	Warranties given “so far as the Sellers are aware” are deemed to be given to the best of the knowledge, information and belief of the Sellers after having made such enquiry as may be reasonable in the circumstances.

8.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

9	LIMITATIONS ON CLAIMS

9.1	The following definitions and rules of interpretation in this Clause 9 apply in this Agreement.

Claim: a Warranty Claim or any other claim made under this Agreement.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

Tax Claim: a claim under the Tax Deed of Covenant.

Warranty Claim: a claim under the Warranties.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

9.2	This Clause 9 limits the liability of the Sellers in relation to any Claim.

9.3	The liability of the Sellers for all Claims and Tax Claims when taken together shall not exceed the Purchase Price and any portion of the Earn-Out paid to Sellers at the time of the relevant Claim or Tax Claim.

9.4	The Sellers shall not be liable for any Claim unless the Claim is a Substantiated Claim and:

(a)	the liability resulting from the Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds £7,500; and

(b)	the total cumulative liability of all such Substantiated Claims taken together, exceed £75,000, in which case the whole amount (and not just the amount by which the limit in this Clause 9.4(b) is exceeded) is recoverable by the Buyer.

9.5	The Sellers are not liable for any Warranty Claim if and to the extent that the Warranty Claim relates to matters Disclosed in the Disclosure Letter, but subject thereto a Claim shall not be qualified, nor shall a claim be prevented or limited, by any knowledge on the part of the Buyer or any of the directors, officers, employees or advisers. The Buyer confirms to the Sellers that so far as it is aware at the date hereof, and save as Disclosed, there are no circumstances or facts which would make any of the Warranties materially untrue or inaccurate.

9.6	The Sellers are not liable for a Claim unless the Buyer has given the Sellers notice in writing of the Claim specifying in reasonable detail the nature of the Claim and the amount claimed:

(a)	in the case of a Claim made under the Tax Warranties, within the period of the seventh anniversary of Completion; and

(b)	in any other case, within the period of twenty one months (21) months beginning with the Completion Date provided that in the case of a Claim made under paragraph 2 of Schedule 4, the Warranty shall survive indefinitely.

9.7	The Sellers shall not plead the Limitation Act, 1980 in respect of any claims made under the Tax Warranties or Tax Deed of Covenant within the period of the seventh anniversary of the end of the accounting period in which completion occurs.

9.8	The Buyer shall not be entitled to recover from the Sellers under this Agreement and the Tax Deed of Covenant more than once in respect of the same damage suffered.

9.9	Nothing in this Clause 9 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers.

9.10	If a Claim has been notified under Clause 9.6 it shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of twelve months commencing on the date that notice of the relevant Claim has been given to the Seller pursuant to Clause 9.6 unless within such twelve month period proceedings in respect thereof shall have been commenced against the Sellers and for this purpose proceedings shall be deemed to have been commenced if particulars of a claim form shall have been validly served.

9.11	The liability of the Sellers for a Claim shall be reduced to the extent that the Buyer and/or the Company receives any recoveries from any third party (including a taxation authority or insurer) in respect of the matter or circumstance giving rise to the Claim.

9.12	If the Buyer and/or the Company makes any recovery from a third party (including a Taxation Authority or insurer) in respect of the matter or circumstance giving rise to a Claim and such recovery is made following payment by the Sellers in respect of the Claim, then the recipient of such recovery shall repay to the Sellers an amount of such recovery not exceeding the amount paid in respect of the Claim.

9.13	The Sellers shall not be liable in respect of any Claim to the extent that the Buyer or the Company is indemnified (subject to the deduction of the relevant insurance excess) against any such loss arising in respect of such Claim by a policy of insurance in force at the date of this Agreement or would have been so indemnified by a policy of insurance had the Buyer maintained insurance equivalent to that maintained by or on behalf of the Sellers or the Company at the date of this agreement or had the Buyer or the Company complied with all of the terms and conditions of the relevant insurance policy.

9.14	The Sellers’ liability for any Claim shall be reduced to the extent that:

(a)	it arises or is increased as a result of:

(i)	the introduction of any new legislation;

(ii)	the changing of any existing legislation;

(iii)	the changing or withdrawal of any extra-statutory concession by the Inland Revenue or any other fiscal authority after the date of this agreement whether or not such introduction, change or withdrawal are effective retrospectively; or

(b)	it arises or is increased as a result of any change in the basis or method of calculation of, or of any increase in the rates of Taxation made or imposed by legislation after Completion with effect to any period ending before Completion.

9.15	No Claim against the Seller shall be made if the subject matter of the Claim is the subject matter of a provision or an allowance in the 2004 Accounts or the Management Accounts (together the “Relevant Accounts”) unless (and then only to the extent that) such provision or allowance is insufficient.

9.16	The Sellers shall not be liable in respect of any Claim to the extent that such Claim arises or is increased as a result of any changes after Completion in the accounting bases, policies, practice or methods applied in preparing any accounts or valuing any assets or liabilities of the Company from those used in preparing the Relevant Accounts.

9.17	To the extent required by law, the Buyer shall take or procure the taking of all steps and action as may be necessary to mitigate any Claim or any Loss it may suffer in consequence of any breach of the terms of this Agreement.

9.18	The Sellers’ liability for any Claim shall be reduced to the extent that such liability is attributable in whole or in part to any act, omission, transaction or arrangement of or permitted by the Buyer or the Company voluntarily effected otherwise than in the ordinary course of business or anything expressly provided to be done or omitted to be done pursuant to this agreement or at the request of the Buyer.

9.19	A breach of this Agreement which is remediable shall not entitle the Buyer to make a Claim under that document unless the Sellers are given written notice of it and it is not remedied by the Sellers without cost to or obligation upon the Buyer within 45 days after the date of receipt of the notice and the time limit specified in Clauses 9.6 shall be extended by that number of days in respect of such breach only, providing that such remedial action shall only be permitted to be taken by the Sellers to the extent that it is not otherwise capable of having a material adverse effect upon either the Buyer or the Company.

9.20	Following Completion the remedies of the Buyer in respect of any Claim or for misrepresentation under the Misrepresentation Act 1967 or for any other reason whatsoever shall be limited to a claim for damages subject to the limitations contained in this agreement and shall not extend to rescission or termination of this agreement or the right to claim that any such breach constitutes repudiation of this Agreement.

10	SETTLEMENT OF CLAIMS

10.1	If there is a Substantiated Claim the amount of the Substantiated Claim shall, unless the parties agree otherwise, be satisfied as follows:

(a)	the first part of the Substantiated Claim shall be satisfied by the return to the Buyer of Retained Shares in the Agreed Proportions in accordance with the terms of the Retained Share Escrow Agreement, with each Retained Share being valued for this purpose at the per share price at which the Exchange Shares were issued at Completion;

(b)	if and to that there are insufficient Retained Shares to meet the balance of the Substantiated Claim, the shortfall of the Substantiated Claim shall be satisfied by the non issue of further Earn-out Exchange Shares in the Agreed Proportions as part of the Earn Out Consideration, with each non-issued Earn-out Exchange Share being valued for this purpose in accordance with the provisions of Schedule 6;

(c)	if and to the extent that there are insufficient Earn-out Exchange Shares to meet the balance of the Substantiated Claim, the shortfall of the Substantiated Claim shall be satisfied at the option of the Sellers:

(i)	by the return to the Buyer in the Agreed Proportions of Exchange Shares issued at Completion and still held by Sellers, with each such Exchange Share being valued for this purpose at the “fair market value” price, equal to the volume weighted average price of ACE*COMM Common Stock as reported by Bloomberg, LP (or another similar service that Sellers and ACE*COMM may agree upon in writing) during the trading hours from 9:30 a.m. to 4:00 p.m., U.S. Eastern Time for the 10 trading days ending on the third trading day immediately preceding the date on which payment of the Substantiated Claim is due; or

(ii)	in cash;

(d)	if and to the extent that the Substantiated Claim has still not been met in full, the shortfall shall be satisfied in cash.

10.2	To the extent the Buyer has a claim pursuant to this Agreement other than a Substantiated Claim, unless otherwise agreed between the parties in writing, such claim shall be satisfied in the manner set out in Clause 10.1.

11	BUYER WARRANTIES

In the knowledge that the Sellers are relying on such warranties in agreeing to accept the Exchange Shares as part of the consideration for the Sale Shares, the Buyer warrants to the Sellers that the statements in Schedule 5 are true and accurate at the date of this Agreement.

12	RESTRICTIONS ON SELLERS

12.1	Each of the First Seller and the Second Seller severally covenants with the Buyer that he shall not:

12.1.1	at any time during the period of two years beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date either alone or in conjunction with or on behalf of any other person, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

12.1.2	at any time during the period of two years beginning with the Completion Date, deal with any person in relation to the Business who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company in relation to the Business; or

12.1.3	at any time during the period of two years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

12.1.4	at any time during the period of two years beginning with the Completion Date:

(a)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of its Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Completion Date, a director, officer or employee holding an executive or managerial position with the Company; or

(b)	procure or facilitate the making of any such offer or attempt by any other person; or

12.1.5	at any time during a period of two years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods services to the Company at any time during the twelve months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company; or

12.1.6	at any time during a period of two years beginning with the Completion Date, do or say anything harmful to the goodwill of the Company as existing at the Completion Date and which may affect the trading relationship with such persons as are referred to in Clause 12.1.2 or 12.1.5 to the detriment of the Group.

12.2	The covenants in this Clause 12 are intended for the benefit of the Buyer and the Company and are given to the Buyer as agent and trustee for the Group and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.

12.3	Nothing in this Clause 12 prevents the Sellers or any of them from holding for investment purposes only:

(a)	any units of any authorised unit trust; or

(b)	not more than 5% of any class of shares or securities of any company traded on any investment exchange;

12.4	Each of the covenants in this Clause 12 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this Clause 12. Each of the covenants in this Clause 12 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

12.5	The consideration for the undertakings contained in this Clause 12 is included in the Purchase Price.

13	RESTRICTIONS ON SALES OF THE COMPLETION EXCHANGE SHARES

Each of the Sellers agrees that such Seller will be restricted from taking the following actions relating to the Completion Exchange Shares for a period of 180 days after the date of the issuance of the Completion Exchange Shares, the Sellers shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any of the Completion Exchange Shares (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownerships of Completion Exchange Shares whether any such transaction is to be settled by delivery of Completion Exchange Shares or other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in Sub-Clause (i) or (ii) above. The foregoing sentence shall not apply to (a) the registration of any Completion Exchange Shares pursuant to this Agreement, (b) bona fide gifts, provided the recipient thereof agrees in writing with the Buyer to be bound by the terms of this Clause 13 and confirm that he, she or it has been in compliance with the terms of this Clause 13 since the date hereof, or (c) bona fide dispositions that are made exclusively between and among the Sellers or member’s of the Seller’s family, or to any trust of which a Seller and/or an immediate family member of a Seller are the only beneficiaries, provided that such transferee agrees in writing with the Buyer to be bound by the terms of this Clause 13 and confirms that it has been in compliance with the terms of this Clause 13 since the date hereof. Save to the extent otherwise permitted by Applicable Law with regard to the Earn-out Exchange Shares, the Sellers acknowledge that they may not take the actions described in Sub-Clause (i), (ii) or (iii) above prior to the registration of such shares as contemplated by Clause 15 .

14	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this Agreement and all information that they have acquired about the Company and the Buyer’s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this Agreement.

14.2	The Buyer undertakes to each of the Sellers to keep confidential the terms of this Agreement and all information that it has acquired about that Seller and to use the information only for the purposes contemplated by this Agreement.

14.3	Each Seller undertakes to the other to keep confidential the terms of this Agreement and all information that they have acquired about that other person and to use the information only for the purposes contemplated by this Agreement.

14.4	The Buyer does not have to keep confidential or restrict its use of information about the Company and its Subsidiaries after Completion.

14.5	A party does not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it has acquired free from any obligation of confidence to any other person.

14.6	Any party may disclose any information that it is otherwise required to keep confidential under this Clause 14:

(a)	to such professional advisers, consultants and employees or officers of its Subsidiaries as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of the other parties; or

(c)	with the written consent of one party, if such information relates only to that party; or

(d)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement)

(e)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings,

(vi)	but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

14.7	Each party shall supply any other party with any information about itself, its Group or this Agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

15	REGISTRATION RIGHTS

15.1	Shelf Registration

(a)	The Buyer shall prepare and file with the SEC, within 180 days after the date of Completion and as soon as practicable after the Buyer’s Annual Report Form 10K is filed with the SEC, a Registration Statement (the “Initial Shelf Registration Statement”) for an offering of the Completion Shares to be made on a delayed or a continuous basis pursuant to Rule 415 (or any appropriate similar rule that may be adopted by the SEC) under the Securities Act. Further, the Buyer will use its reasonable endeavours to file its Annual Report Form 10K prior to the final due date of such report to enable the Initial Shelf Registration Statement to be filed at an earlier time. The Initial Shelf Registration Statement shall cover all Registrable Securities that are held by the Sellers.

(b)	The Buyer shall prepare and file with the SEC, as soon as practicable after issuance of the Earn-out Exchange Shares, a Registration Statement (the “Additional Shelf Registration Statement”, and together with the Initial Registration Statement, the “Shelf Registration Statements”) for an offering of the Earn-out Exchange Shares to be made on a delayed or a continuous basis pursuant to Rule 415 (or any appropriate similar rule that may be adopted by the SEC) under the Securities Act.

(c)	Each Shelf Registration Statement shall be on a Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by the Sellers in the manner reasonably designated by them. The Buyer shall use its reasonable endeavours to cause each Shelf Registration Statement to become effective under the Securities Act as soon as practicable following the date of filing, but in any event within 90 days following the date of filing. Subject to the requirements of the Securities Act, including requirements relating to any jurisdiction where it would not be required but for this Clause 15.1(c); subject itself to taxation in any such jurisdiction, or file any general consent to service of process in any such jurisdiction;

(d)	The Buyer shall promptly notify Sellers at any time when a prospectus relating thereto is required to be delivered under applicable federal securities laws during the period that the Buyer is required to keep the Shelf Registration Statements effective, of the occurrence of any event as a result of which the prospectus included in such Shelf Registration Statements contain an untrue statement of a material fact or omits any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare a supplement or amendment to the prospectus so that, as thereafter delivered to the purchasers of such shares, the prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(e)	the Buyer will cause all ACE*COMM Shares to be listed on the Nasdaq Stock Market (or such other securities exchange on which the ACE*COMM Shares are then listed).

15.2	The Buyer shall pay any and all registration expenses incident to the filing of Shelf Registration Statements or otherwise incident to the performance by the Buyer of or its compliance with its obligations under this Clause 15, but shall not be responsible for any underwriting discounts or commissions relating to the sale or disposition of the Sellers’ Registrable Securities through an underwriter or the fees of any counsel retained by the Sellers in connection with the registration.

15.3	In connection with the obligations of the Buyer with respect to Shelf Registration Statements pursuant to this Clause 15, the Buyer shall:

(a)	if required by applicable law, use reasonable efforts to register or qualify such shares under the state blue sky or securities laws of such jurisdictions as Investor reasonably requests (and to keep such registrations and qualifications effective for the period required by this Agreement), and to do any and all other acts and things that may be reasonably necessary or advisable to enable Sellers to consummate the disposition of such shares in such jurisdictions; provided, however, that the Buyer will not be required to qualify generally to do business in any jurisdiction where it would not be required but for this Clause 15.3(a); subject itself to taxation in any such jurisdiction, or file any general consent to service of process in any such jurisdiction;

(b)	promptly notify Sellers at any time when a prospectus relating thereto is required to be delivered under applicable federal securities laws during the period that the Buyer is required to keep the Registration Statements effective, of the occurrence of any event as a result of which the prospectus included in such Shelf Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare a supplement or amendment to the prospectus so that, as thereafter delivered to the purchasers of such shares, the prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(c)	the Buyer will cause all ACE*COMM Shares to be listed on the Nasdaq Stock Market (or such other securities exchange on which the ACE*COMM Shares are then listed).

15.4	Black Out Periods

15.4.1	Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right to delay the effectiveness of any Shelf Registration Statements or to suspend, after the effective date of such Shelf Registration Statements the right of the Holder to sell Registrable Securities under the Shelf Registration Statements, during no more than two (2) periods aggregating to not more than sixty (60) days in any twelve-month period (a “Blackout Period”) in the event that the Company would, in accordance with the reasonable advice of its counsel, be required to disclose in the prospectus, information not otherwise required by law to be publicly disclosed, and in the reasonable, good faith judgment of the Board of Directors of the Company, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any financing, acquisition, merger, material joint venture, disposition of assets (not in the ordinary course of business), corporate reorganization or other similar transaction involving the Company or any material subsidiary of the Company. The Company shall promptly give the Holder written notice of a determination to require such postponement and an approximation of the anticipated delay. Upon notice of the existence of a Blackout Period from the Company to the Holder, the Holder shall refrain from selling its Registrable Securities until such Blackout Period has ended.

15.5	Following the registration of the Completion Exchange Shares pursuant to this Clause 15 each Seller shall:

(a)	individually be entitled to sell Completion Exchange Shares up to an aggregate value of US$250,000 provided that such shares are sold as a block transaction through a broker reasonably acceptable to ACE*COMM; and

(b)	subject thereto, not, at any time, sell during a given week any such Exchange Shares in excess of the higher of one twelfth in number of the Completion Exchange Shares held by him/her individually at the relevant time and one-half of the average daily trading volume of ACE*COMM Shares on the Nasdaq Stock Market during the week prior to such proposed sale, less the number of other Retained Shares and/or Earn Out Exchange Shares sold by the Sellers during such period.

15.6	Sales of the Consideration Shares will be effected only over the Nasdaq Stock Market, and Sellers shall not coordinate in any sale to a third party buyer. Nothing in this Agreement is intended to cause or have the effect of causing Sellers to act in concert or be treated as a group

(within the meaning of Section 13(d) of the Exchange Act) with respect to ACE*COMM Shares and the Sellers hereby disclaim any such group ownership or beneficial interest in each others shares.

15.7	The Buyer may waive the requirements of Clause 15.5 from time to time to permit sales of Completion Exchange Shares in excess of the volume restrictions in that Clause. The Buyer may waive these requirements with respect to particular period or for particular proposed transaction, and may condition any waiver on sales being effected in a block trade or other method of distribution that would not have a significant impact on the trading volume of ACE*COMM Shares on the Nasdaq Stock Market.

16	FURTHER ASSURANCE

The Sellers shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time require for the purpose of giving full effect to the provisions of this Agreement.

17	ASSIGNMENT

17.1	No party may assign, or grant any Encumbrance or security interest over any of its rights under this Agreement or any document referred to in it providing that the benefit of this Agreement may be assigned by the Buyer to any of its lenders or bond holders.

17.2	Each party that has rights under this Agreement is acting on its own behalf.

17.3	If there is an assignment:

(a)	the Sellers may discharge their obligations under this Agreement to the assignor until they receive notice of the assignment; and

(b)	the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this Agreement.

17.4	The liability of the Sellers under this Agreement and the Tax Deed of Covenant shall not be shall not exceed that which would have existed if the assignment had not taken place.

18	WHOLE AGREEMENT

18.1	This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

18.2	Nothing in this Clause 18 operates to limit or exclude any liability for fraud.

19	VARIATION AND WAIVER

19.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

19.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

19.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

19.4	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

19.5	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

19.6	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

20	COSTS

20.1	Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

21	NOTICE

21.1	A notice given under this Agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in this Clause 21 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this Clause 21); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post, recorded delivery or registered post; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.

21.2	For the purposes of this Clause 21, the addresses to which notices should be sent are as follows:

21.2.1	To the Sellers:

(a)	Address:	1 Avenue General Foy
Maison-Laffitte
Paris
France 78600

	Fax number:	+33 1 34 93 01 25

	For the attention of:	Jean-Francois Joudouin

(b)	Address:	1 Drake Road
Bockley
London

	Fax number:	+44 20 86 92 81 14

	For the attention of:	Noga Confino

with a copy for information purposes only to:

Hill Dickinson
50 Fountain Street
Manchester M2 2AS

Fax number: +44 (161) 817 7201

Attention: Tom Ferns, Esq.

21.2.2	To the Buyer:

Address:	ACE*COMM CORPORATION
704 Quince Orchard Road
Suite 100
Gaithersburg, MD 20878
USA

Fax number: +1 (301) 208-3759

For the attention of: Steven R. Delmar

with a copy for information purposes only to:

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
USA

Fax number: +1 (202) 637 5910

Attention: Steven Kaufman, Esq.

and

Hogan & Hartson
One Angel Court
London EC2R 7HJ
ENGLAND

Fax number: +44 (207) 367 0220

Attention: Sean P. Harrison, Esq.

21.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

(d)	in the case of registered airmail, five days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of this Clause 21 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

21.4	To prove service, it is sufficient to prove by way of machine generated confirmation that the notice was transmitted by fax in full to the fax number of the party to which it was addressed or, in the case of postal service, that the envelope containing the notice was properly addressed and posted.

22	INTEREST ON LATE PAYMENT

22.1	Where a sum is required to be paid under this Agreement (other than under the Tax Deed of Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

22.2	The rate of interest shall be 2% per annum above the base lending rate for the time being of Barclays Bank PLC. Interest shall accrue on a daily basis and be compounded quarterly.

22.3	This Clause 22 is without prejudice to any claim for interest under the law.

23	SEVERANCE

23.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

23.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

24	AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

25	THIRD PARTY RIGHTS

25.1	A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

25.2	Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

26	SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

27	COUNTERPARTS; FACSIMILE

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document. This Agreement may be executed via facsimile.

28	LANGUAGE

If this Agreement is translated into any language other than English, the English language text shall prevail.

29	GOVERNING LAW AND JURISDICTION

29.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of England and Wales.

29.2	The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

30	PUBLIC ANNOUNCEMENTS

The parties will consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or inter-dealer quotation system.

31	SERVICE OF PROCESS

31.1	Each party irrevocably agrees with the other that any Service Document may be sufficiently and effectively served on it in connection with any Proceedings in England and Wales by service on its process agent.

31.2	For the purposes of this Clause, the Buyer appoints as its process agent in connection with Proceedings in England and Wales, Law Debenture Corporate Services whose address is at 5th Floor, 100 Wood Street, London EC2V 7EX.

31.3	For the purposes of this Clause, the First Seller appoints as her process agent in connection with Proceedings in England and Wales, Springreel Limited (company number 5385794) whose registered office is at Union Court, 1 Cook Street, Liverpool, Merseyside L2 4SJ .

31.4	Each of the First Seller and the Buyer agrees to maintain the appointment of its process agent (and any replacement process agent appointed pursuant to this Clause) and that it shall not withdraw the appointment of any such process agent until its replacement shall have been validly appointed and the name and address of the replacement process agent notified to the other party.

31.5	If the process agent referred to in Clause 31.2 or 31.3 (or any replacement process agent appointed pursuant to this Clause) at any time ceases for any reason to act as such, his appointor shall appoint a replacement process agent with an address for service in England or Wales, and shall notify the other party of the name and address of the replacement process agent. If the First Seller or the Buyer (“Defaulting Party”) fails to appoint a replacement process agent or notify the other parties of the name and address of a replacement process agent as required by this Clause, the other parties shall be entitled by notice to the Defaulting Party to appoint such a replacement process agent to act on the Defaulting Party’s behalf. The Defaulting Party shall bear all the costs and expenses of replacement process agent appointed by the other party in these circumstances.

31.6	Any Service Document served pursuant to this Clause shall be marked for the attention of the relevant process agent appointed pursuant to this Clause and addressed to the address set out in Clause 31.2 or 31.3 (as the case may be) or to his address notified pursuant to Clause 31.4 or .31.5 (as the case may be).

31.7	Any Service Document marked for the attention of the relevant process agent and addressed to the address set out in Clause 31.2 or 31.3 (as the case may be) or at the address notified pursuant to Clause 31.4 or 31.5 (as the case may be) pursuant to Clause 31.6 shall be deemed to have been duly served if:

(a)	left at such address, when it is left; or

(b)	sent by courier, 2 (two) business days after the date it has been sent.

31.8	Each party shall send by post to the other parties a copy of any Service Document served by it (or on its behalf) on a process agent pursuant to this Clause, but no failure or delay in doing so shall prejudice the effectiveness of service of the Service Document in accordance with this Clause.

31.9	Each party agrees that failure by any process agent to give notice of any process to it or give a copy of any Service Document served on it shall not impair the validity of such service or of any Proceedings based on that process.

31.10	Nothing contained in Clauses 31.1 to 31.9 affects the right to serve a Service Document in another manner permitted by law (excluding by post).

This Agreement has been entered into on the date stated at the beginning of it.

[Signatures follow Schedules]

[Remainder of page left intentionally blank]

SCHEDULE 1

SELLERS AND CONSIDERATION

		Column (2)	Column (3)
		Amount of	Amount of	Column (4)	Column (5)
		Initial	Initial	Number of	Number of	Column (6)
		Consideration	Consideration	Exchange	Retained	Value of
	Column (1)	Payable by way	payable by way	Shares issued	Shares issued	Buyer Series
	Number of	of Buyer Series	of Buyer Series	at	to Escrow	C Loan
Sellers	Sale Shares	A Loan Notes	B Loan Notes	Completion	Agent	Notes
The First Seller	1001 Ordinary	£258,108.93	£200,000	738,125	132,022	£291,891.07
The Second Seller	1001 Ordinary Shares	£258,108.93	£200,000	738,125	132,022	£291,891.07
Total		£516,217.86	£400,000	1,476,250	264,044	£583,782.14

SCHEDULE 2

PARTICULARS OF THE COMPANY AND SUBSIDIARIES

PART 1

The Company

Name: Double Helix Solutions Limited

Company’s registration number: 3522680

Registered office: Ginetta House, 157 Newland Street, Witham, Essex, CM8 1BE

Authorised share capital
Amount: £50,000
Divided into: 50,000 Ordinary Shares

Issued share capital
Amount: £2,002
Divided into: 2002 Ordinary Shares

Registered shareholders:

Springreel Limited

1001 Ordinary Shares

Noga Confino

1001 Ordinary Shares

Directors:	Jean-Francois Jodouin
Noga Confino

Secretary: Roger Hearn

Accounting Reference Date: 30 September

Charges registered with the Registrar of Companies of England and Wales:

PART 2

The Subsidiary

Name: 2 Helix Europe Limited

Company’s registration number: 05206474

Registered office: Ginetta House, 157 Newland Street, Witham, Essex CM8 1BE

Authorised share capital
Amount: £1000
Divided into: 1000 ordinary shares of £1 each

Issued share capital
Amount: £1

Divided into: 1 ordinary share of £1

Registered shareholders: The Company

Beneficial owner of shares (if different):

Directors:	Noga Confino
Jean-Francois Jodouin
Roger Hearn

Secretary: Roger Hearn

Accounting Reference Date: 31 August

Charges registered with the Registrar of Companies of England and Wales: None

SCHEDULE 3

Completion Deliverables

What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver to the Buyer the documents and evidence set out in this Schedule 3:

(a)	a counterpart of the Tax Deed of Covenant duly executed by each of the Sellers;

(b)	the Disclosure Letter duly executed by the Sellers;

(c)	a transfer of the Sale Shares held by the First Seller in favour of the Buyer together with the share certificate in respect of the same or an express indemnity in the agreed form for any lost certificates;

(d)	a transfer of the Sale Shares held by the Second Seller in favour of the Buyer together with the share certificate in respect of the same or an express indemnity in the agreed form for any lost certificates;

(e)	an irrevocable power of attorney in agreed form given by each of the Sellers in favour of the Buyer to enable the transferor of the Sale Shares to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(f)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(g)	certificates in respect of all issued shares in 2 Helix Europe Limited and transfers, in favour of any person the Buyer directs of all shares in such company held by a nominee for the Company;

(h)	in relation to the Company and the Company Subsidiary, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(i)	the written resignation in the agreed form of the First Seller and Mr Jodouin as directors of the Company and the Company Subsidiary (as applicable) duly executed as a deed by the First Seller and Mr Jodouin;

(j)	the written resignation in the agreed form of Roger Hearn as company secretary of the Company and as director and secretary of the Company Subsidiary duly executed as a deed by Roger Hearn;

(k)	the employment contracts in the agreed form of the First Seller and Mr Jodouin duly executed by them;

(l)	the written resignation of the auditors of the Company accompanied in each case by:

(i)	a statement that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of the Company; and

(ii)	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company in accordance with section 394 of the Companies Act 1985;

(m)	the First Debt Assignment duly executed by the parties thereto;

(n)	the Second Debt Assignment duly executed by the parties thereto;

(o)	the Guarantee duly executed by the Mr Jodouin;

(p)	the David Confino Deed of Release duly executed by David Confino and the Company;

(q)	the David Confino Transfer Form duly executed by the Company;

(r)	a certified copy of the 2003 Accounts and the 2004 Accounts;

(s)	the Management Accounts.

(t)	a certified copy of the renewal of the Managed Office Services Agreement.

(u)	a certified copy of minutes of a board meeting of the Company and where appropriate, of a board meeting of the Company’s Subsidiary, held immediately prior to Completion at which it was resolved that:

(i)	the transfer of the Sale Shares (subject to stamping) to the Buyer be approved for registration in the Company’s books;

(ii)	such persons as the Buyer nominates be appointed as directors, secretary and auditors of the Company and its Subsidiary with effect from the Completion Date;

(iii)	the resignations of the directors and secretary referred to in paragraph (i) and (j) above be tendered and accepted so as to take effect from the Completion Date; and

(iv)	the employment agreements referred to in paragraph (l) be approved and entered into by the Company;

(v)	a certified copy in the agreed form of the transfer of the ASD Shares to David Confino;

(w)	statements from each bank of the Company, giving the balance of each account at the close of business on the last Business Day before Completion;

(x)	the Instruction Letter duly executed by each of the Sellers;

(y)	a counterpart of the First Seller Debt Assignment duly executed by the First Seller; and

(z)	a counterpart of the Second Seller Debt Assignment duly executed by the Second Seller.

SCHEDULE 4

WARRANTIES

PART 1

General warranties

1	POWER TO SELL THE COMPANY

1.1	The Sellers have all requisite power and authority to enter into and perform this Agreement and the other documents referred to in it.

1.2	This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the Agreement and such other documents.

1.3	Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b)	any order, judgment, decree or other restriction applicable to any of the Sellers.

2	SHARES IN THE COMPANY AND SUBSIDIARIES

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Sellers are the legal and beneficial owners of the Sale Shares.

2.3	The Company Subsidiary is the only Subsidiary of the Company.

2.4	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of the Company Subsidiary.

2.5	The issued shares of the Company Subsidiary are fully paid up.

2.6	The Sale Shares are being sold free from all Encumbrances.

2.7	No right has been granted to any person to require the Company or the Company Subsidiary to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares of the Company or the Company Subsidiary.

2.8	No commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Company Subsidiary (or any unissued shares of the Company or the Company Subsidiary) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.9	Neither the Company nor the Company Subsidiary:

(a)	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries; or;

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(c)	has, outside its country of incorporation, any branch or permanent establishment; and

(d)	has allotted or issued any securities that are convertible into shares.

2.10	Neither the Company nor the Company Subsidiary has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Acts) as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.

2.11	All dividends or distributions declared, made or paid by the Company and the Company Subsidiary have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.12	Since its incorporation the Company Subsidiary has not traded, entered into any contractual commitment or incurred any liability in either case of any nature.

3	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1	The copies of the memorandum and articles of association of the Company and the Company Subsidiary Disclosed to the Buyer are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2	All statutory books and registers of the Company and the Company Subsidiary have been maintained properly and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3	All returns, particulars, resolutions and other documents which the Company or the Company Subsidiary is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4	INFORMATION

The particulars relating to the Company in Schedule 2 of this Agreement are true and accurate.

5	COMPLIANCE WITH LAWS

5.1	So far as the Sellers aware, the Company has at all times conducted its business in accordance with all Applicable Laws.

5.2	No consent, order, approval or authorization of, or filing with, any governmental body is required in connection with Sellers’ execution, delivery and performance of this Agreement and the consummation of any transaction contemplated hereby.

6	LICENCES AND CONSENTS

6.1	The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	So far as the Sellers are aware there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7	INSURANCE

7.1	Accurate particulars of the insurance policies of the Company are set in the Disclosure Letter (the “Policies”).

7.2	There are no material outstanding claims under, or in respect of the validity of, any of the Policies and so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under any of the Policies.

7.3	All the Policies are in full force and effect, and so far as the Sellers are aware are not void or voidable and so far as the Sellers are aware, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such Policy.

8	POWER OF ATTORNEY

8.1	There are no powers of attorney in force given by the Company or the Company Subsidiary.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or the Company Subsidiary to any obligation not in the ordinary course of the Company’s or the Company Subsidiary’s business.

8.3	The Disclosure Letter sets out details of all persons who have authority to bind the Company the Company Subsidiary in the ordinary course of business.

9	DISPUTES AND INVESTIGATIONS

9.1	Neither the Company nor, so far as the Sellers are aware, any person for whom the Company is vicariously liable:

(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business) providing that such Warranty is only given in relation to a person for whom the Company is vicariously liable to the extent that the aforementioned actions relate to the Company or its business; or

(b)	is, so far as the Sellers are aware, the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body providing that such Warranty is only given in relation to a person for whom the Company is vicariously liable to the extent that the aforementioned actions relate to the Company or its business.

9.2	No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 9.1 of this Schedule 4.

9.3	No such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of this Schedule 4 have been threatened or so far as the Sellers are aware, are pending and there are no circumstances so far a as the Sellers are aware likely to give rise to any such proceedings.

9.4	The Company is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10	DEFECTIVE PRODUCTS AND SERVICES

10.1	So far as the Sellers are aware the Company has not manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

(a)	warranties or representations expressly made or implied by or on behalf of the Company; or

(b)	all laws, regulations, standards and requirements applicable to the products.

10.2	No proceedings have been issued or so far as the Sellers are aware are pending or have been threatened against the Company in which it is claimed that any products manufactured or sold by the Company are defective or have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3	No proceedings have been issued and so far as the Sellers are aware there are no outstanding claims pending or threatened against the Company in respect of any services supplied by the Company for which the Company is or may become liable and no material customer dispute (being a dispute over the level or quality of goods and services provided by the Company to a customer or client) exists between the Company and any of its customers or clients.

11	CUSTOMERS AND SUPPLIERS

11.1	In the 12 months ending with the date of this Agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.2	Within the period of twelve months ending on the date of this Agreement, the Company has not received any notice that any customer intends to cause any one or more of the things mentioned in paragraph 11.1 to happen.

12	COMPETITION

12.1	The definition in this paragraph applies in this Agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2	So far as the Sellers are aware the Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conduct business and the Company has not received any notification that it has or may infringe the Competition Law in a jurisdiction in which it operates.

12.3	The Company is not so far as the Sellers are aware the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

12.4	No such investigation, inquiry or proceedings as mentioned in paragraph 12.3 of this Schedule 4 have so far as the Sellers are aware been threatened or are pending and so far as the Sellers are aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

12.5	The Company is not the subject of any enforcement orders of any Government Authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of its Business.

12.6	The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

13	CONTRACTS

13.1	The definition in this paragraph applies in this Agreement.

Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

13.2	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is not in the ordinary and usual course of business of the Company or

(c)	may be terminated as a result of any Change of Control of the Company ; or

(d)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(e)	involves agency or distributorship; or

(f)	involves partnership, joint venture, consortium (other than in the ordinary course of business), shareholders or similar arrangements; or

(g)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £10,000; or

(h)	requires the Company to pay any commission, finders’ fee, royalty or the like; or

(i)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(j)	is not on arm’s length terms.

13.3	Each Material Contract is in full force and effect and binding on the parties to it. So far as the Sellers are aware the Company has not materially defaulted under or breached a Material Contract and no other party to a Material Contract has defaulted under or breached such a Material Contract:

13.4	No notice of termination of a Material Contract has been received or served by the Company and so far as the Sellers are aware there are no grounds for determination, rescission, avoidance, repudiation of any such Material Contract.

14	TRANSACTIONS WITH SELLERS

14.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the Sellers or any person Connected with any of the Sellers.

14.2	None of the Sellers nor, so far as the Sellers are aware, any person Connected with any of the Sellers is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Seller or a Connected person would otherwise be entitled.

15	FINANCE AND GUARANTEES

15.1	Accurate particulars of all money borrowed by the Company (including accurate particulars of the terms on which such money has been borrowed) have been Disclosed.

15.2	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

15.3	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

(a)	in the memorandum and articles of association of the Company;

(b)	in any debenture or other deed or document binding on the Company.

15.4	The Company does not have any outstanding loan capital, and has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

15.5	The Company has not:

(a)	factored any of its debts or discounted any of its debts; or

(b)	waived any right of set-off it may have against any third party.

15.6	None of the book debts has been outstanding for more than two months from its due date for payment.

15.7	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

15.8	The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.9	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.10	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.11	A Change of Control of the Company will not result in:

(a)	the termination of any financial agreement to which the Company is a party or subject; or

(b)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

16	INSOLVENCY

16.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; and

(b)	has stopped paying its debts as they fall due.

16.2	No step has been taken by the Company to initiate any process by or under which:

(a)	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

(c)	a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company’s creditors; or

(d)	the holder of a charge over the Company’s assets is appointed to control the business and assets of the Company.

16.3	In relation to the Company:

(a)	no administrator has been appointed;

(b)	so far as the Sellers are aware no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.4	So far as the Sellers are aware no process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

16.5	No distress, execution or other process has been levied on an asset of the Company.

17	ASSETS

17.1	The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the 2004 Accounts, and any assets acquired since the 2004 Accounts Date, except for those disposed of since the 2004 Accounts Date in the normal course of business.

17.2	None of the assets shown in the 2004 Accounts or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3	The Company is in possession and control of all the assets included in the 2004 Accounts and those acquired since the 2004 Accounts Date, except for those Disclosed as being in the possession of a third party in the normal course of business.

17.4	None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

17.5	The assets of the Company comprise all the assets necessary for the continuation of the Company’s business.

18	CONDITION OF PLANT AND EQUIPMENT

18.1	The plant, machinery, equipment and vehicles used in connection with the Business:

(a)	are in working order and are suitable for immediate use in the Business;

(b)	are capable of doing the work for which they were designed; and

(c)	are not surplus to the current or proposed requirements of the Company.

19	INTELLECTUAL PROPERTY

19.1	The definition in this paragraph applies in this Agreement.

Intellectual Property Rights: patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

19.2	Accurate particulars are set out in the Disclosure Letter of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned or used by the Company.

19.3	Accurate particulars are set out in the Disclosure Letter of all licences and agreements under which:

(a)	the Company uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company has licensed or agreed to licence Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

19.4	Except as set out in the Disclosure Letter, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights referred to in paragraph 19.2 free from all Encumbrances.

19.5	The Company does not require any Intellectual Property Rights other than those set out in paragraph 19.2 in order to carry on their respective activities.

19.6	The Intellectual Property Rights set out in paragraph 19.2 are valid, subsisting and enforceable and so far as the Sellers are aware nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

19.6.1	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

19.6.2	all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and not disclosed to third parties other than where the third party has agreed to keep such information confidential;

19.6.3	so far as the Sellers are aware no mark, trade name or domain name identical or similar to any such rights has been registered in any country in which the Company has registered.

19.6.4	there are and have been no claims made against the Company and there re not so far as the Sellers are aware any disputes or proceedings, pending or threatened, in relation to the ownership or use of such rights.

19.7	Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company which are registered or the subject of an application for registration.

19.8	So far as the Sellers are aware, there has been no infringement by any third party of any Intellectual Property Rights set out in paragraph 19.2.

19.9	The agreements and licences Disclosed in relation to paragraph 19.3:

19.9.1	are valid and binding;

19.9.2	have not so far as the Sellers are aware been the subject of any breach or default by any party;

19.9.3	are not so far as the Sellers are aware the subject of any claim, dispute or proceeding, pending or threatened; and

19.9.4	have, where required, been duly registered.

19.10	A Change of Control of the Company will not result in the termination of or have a material affect any of the Intellectual Property Rights Disclosed at paragraph 19.2 and 19.3.

19.11	The activities of the Company and of any licencee of Intellectual Property Rights granted by the Company have not so far as the Sellers are aware infringed and do not so far as the Sellers are aware infringe the Intellectual Property Rights of any third party.

20	INFORMATION TECHNOLOGY

20.1	The definitions in this paragraph apply in this Agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licenced by or to the Company.

IT Contracts: all arrangements and agreements under which any third party (including without limitation source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

20.2	Accurate particulars of the IT System and all IT Contracts are set out in the Disclosure Letter.

20.3	Save to the extent provided in the IT Contracts, the Company are the owners of the IT System free from Encumbrances. The Company have obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

20.4	The IT Contracts are valid and binding and, so far as the Sellers are aware, no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a material breach of any such contract.

20.5	There are and have been no claims, disputes or proceedings arising under any IT Contracts.

20.6	None of the IT Contracts is liable to be terminated or otherwise materially affected by a Change of Control of the Company.

20.7	The Company have possession or control of the source code of all software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents.

20.8	The elements of the IT System:

(a)	are functioning;

(b)	have not been materially defective or materially failed to function during the last year 12 months;

(c)	have not within the last 12 months been infected by any software virus or so far as the Sellers are aware been accessed by any unauthorised person;

(d)	have sufficient capacity and performance to meet the current requirements of the Company;

(e)	and the IT System has the benefit of appropriate maintenance and support agreements, particulars of which are Disclosed in the Disclosure Letter.

20.9	The Company has implemented procedures, including in relation to off-site working where applicable, for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

20.10	The Company has in place a disaster recovery plan which is fully documented and should enable the business of the Company to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is attached to the Disclosure Letter.

20.11	The IT System is capable of:

(a)	performing its functions in multiple currencies, including the euro;

(b)	satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EC Regulation 1103/97;

(c)	displaying and printing the generally accepted symbols for the euro and any other currency; and

(d)	processing the generally accepted codes for the euro and any other currency.

21	DATA PROTECTION

21.1	The Company have notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

(a)	have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

(b)	have paid all fees payable in respect of such notifications;

(c)	the contents of such notifications (copies of which are attached to the Disclosure Letter) are complete and accurate; and

(d)	so far as the Seller are aware there has been no unauthorised disclosure of personal data outside the terms of such notifications.

21.2	So far as the Sellers are aware no personal data have been transferred outside the European Economic Area.

21.3	The Company has so far as the Sellers are aware:

(a)	complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998;

(b)	complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company.

21.4	The Company has not received any:

(a)	notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

(b)	claim for compensation for loss or unauthorised disclosure of data; or

(c)	notification of an application for rectification or erasure of personal data,

and the Company is not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

21.5	The Company is not relying on the transitional exemptions for manual data under Schedule 8 of the Data Protection Act 1998.

21.6	The Company and its Subsidiaries have complied with applicable obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

22	EMPLOYMENT

22.1	The definitions in this paragraph apply in this Agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company or any of its Subsidiaries by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

22.2	The name of each person who is a Director is set out in Schedule 2.

22.3	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of their contract including:

(a)	their current remuneration (including any benefits and privileges provided or which the Company is bound to provide);

(b)	the commencement date of each contract and, if an Employee, the date on which continuous service began;

(c)	the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	the type of contract (whether full or part-time or other); and

(e)	date of birth;

(f)	the country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

22.4	The Company has no consultants providing services to it.

22.5	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

22.6	So far as the Sellers are aware the Company is in compliance in all material respects with all Employment Legislation which is relevant to its Employees.

22.7	Other than as Disclosed, the Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company of any activities or proceedings of any labor union to organize any Employees or Workers.

22.8	No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is outstanding or has been threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

(a)	the Company and any of its current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

(b)	the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

22.9	No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

22.10	Every Employee or Worker of the Company who requires a work permit to work in the United Kingdom has a current work permit or other permission and all necessary permission to remain in the United Kingdom.

22.11	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

22.12	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this Agreement will not entitle any Directors, officers or Employees of the Company to terminate their employment or receive any payment or other benefit.

22.13	All contracts between the Company and its Employees and Workers are terminable at any time on three months’ notice.

22.14	All contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 319 of the Companies Act 1985.

22.15	The Company is not a party to bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

22.16	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company.

22.17	The Company has not terminated (by way of redundancy or otherwise) the employment of any Employees or Workers in the one year period prior to Completion.

22.18	The Company has not so far as the Sellers are aware incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

22.19	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

22.20	The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

22.21	No subject access requests made to the Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding.

22.22	The Company has not since the 2004 Accounts Date altered any of the terms of employment or engagement of any of the Employees or Workers.

22.23	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

22.24	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

22.25	The Disclosure Letter includes:

(a)	anonymised copies of all handbooks, policies and other documents which apply to the Employees and Workers;

(b)	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

22.26	In respect of each Employee and Worker, the Company has so far as the Sellers are aware:

(a)	performed all obligations and duties they are required to perform (and settled all outstanding claims) by law; and

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).

22.27	In the three years preceding the date of this Agreement, the Company has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or so far as the Sellers are aware failed to, or incurred any liability for failure to, provide information or to consult with the Employees under any Employment Legislation.

23	PROPERTY

23.1	The particulars of each of the properties occupied by the Company (together “the Property”) as detailed below are true and accurate in all respects:

(a)	1st Floor, 1-6 Lombard Street, London occupied under a tenancy at will at a monthly rental of £15,300 per calendar month plus VAT (inclusive of business rates, water rates, electricity and gas charges); and

(b)	Ginetta House, 157 Newland Street, Witham, Essex CM8 1BE where the Company has use of 2 desks at a monthly rental of £400 exclusive of VAT.

23.2	The Property comprises all freehold or leasehold property owned or occupied by the Company or the Company Subsidiary in which the Company or the Company Subsidiary has any interest, right or liability (whether contingent or secondary or otherwise).

23.3	A complete and accurate copy of the Managed Office Services Agreement is attached to the Disclosure Bundle.

23.4	The Company is in actual occupation of the whole of the Property and no third party occupies or shares possession of the Property or any part thereof.

23.5	All statutes, orders, regulations or bye-laws relating to the Property, its current use or the employment of persons or the use of any fixtures, machinery or chattels in it, have been materially observed and there are no outstanding requirements or recommendations from any competent authority.

23.6	There is no outstanding litigation, arbitration, claim, dispute or complaint between the Company and the owner or the occupier of any adjoining or neighbouring property, in relation to the Property or its use and there are no circumstances which so far as the Sellers are aware, may give rise to any such claim, dispute or complaint.

23.7	The Property is subject only to such sums payable under any licence or other informal arrangement permitting occupation, all of which, have been paid when due and none of which is in dispute.

23.8	All covenants and conditions on the part of the Company contained in any licence or understood to be incorporated in any informal arrangement permitting occupation have been materially observed and performed and the Sellers are not aware of any circumstances having arisen which would entitle the Property owner to require the Company to vacate the Property.

24	ACCOUNTS

24.1	The Accounts have been prepared in accordance with the Companies Acts and in accordance with generally accepted accounting principles in the UK.

24.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK.

24.3	The Accounts:

(a)	give a true and fair view of the state of the Company’s affairs as at the Relevant Accounts Date; and

(b)	are not affected by any non-recurring items.

24.4	The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

24.5	The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed and recorded as necessary to permit preparation of the Accounts in conformity with the policies stated therein.

24.6	The Management Accounts have been prepared with due care and attention and on a basis consistent with that employed in preparing the Accounts and materially represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared.

25	FINANCIAL AND OTHER RECORDS

25.1	All financial and other records of the Company required to be kept by law:

(a)	have been properly prepared and maintained;

(b)	constitute a record of all matters required by law to appear in them;

(c)	are in the possession of the Company.

25.2	No notice has been received or so far as the Sellers are aware any allegation made that any of those records are incorrect or should be rectified.

25.3	All statutory records required to be kept or filed by law have been kept or filed.

26	CHANGES SINCE THE 2004 ACCOUNTS DATE

26.1	Since the 2004 Accounts Date:

(a)	the Company has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover or financial position of the Company;

(c)	the Company has not issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(e)	the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £10,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of £10,000;

(f)	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(g)	the Company has not offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price.

27	EFFECT OF SALE OF SALE SHARES

27.1	The acquisition of the Sale Shares by the Buyer will not:

(a)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(b)	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(c)	to the actual knowledge of the Sellers result in any customer or supplier ceasing dealing with the Company or reducing substantially its existing level of business or to change the terms on which it deals with the Company; or

(d)	to the actual knowledge of the Sellers result in any officer or senior Employee leaving the Company or any of its Subsidiaries; or

(e)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or its Subsidiaries; or

(f)	result in any present indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company or any of its Subsidiaries being withdrawn.

28	RETIREMENT BENEFITS

28.1	The Company has complied with its duty to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999 and has complied with all its obligations to its employees pursuant to the Welfare Reform and Pensions Act 1999 and the Stakeholder Pensions Regulations 2000 (as amended) and in particular, the Company has:

(a)	after appropriate consultation, designated one stakeholder scheme for its employees who are relevant employees (as defined under the legislation above);

(b)	supplied information about the designated scheme to the employees who are relevant employees;

(c)	allowed the scheme representatives reasonable access to the Company’s employees who are relevant employees; and

(d)	deducted and paid over employee contributions and employer contributions (if any) to the designated scheme.

28.2	The Disclosure Letter sets out an accurate list of all employees of the Company (including those to whom the arrangement has been made available but are not relevant employees under the legislation, if different) in respect of whom the Company has undertaken to contribute to a stakeholder pension plan (as envisaged by the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Scheme Regulations 2000 (as amended)) and the rate and amount of the contributions made by the Company in respect of each such employee which have been made during the last three years.

28.3	Complete and accurate copies of the stakeholder pension plan documentation to which the employees referred to in paragraph 28.2 are members have been Disclosed (the “Stakeholder Pension Plan”).

28.4	No assurance, promise or guarantee has been made or given to an employee of the Company of a particular level or amount of benefits to be provided in respect of him or her pursuant to the Stakeholder Pension Plan on retirement, death or leaving employment. The Stakeholder Pension Plan provides only money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.

28.5	The Company has complied with all its contractual obligations to make contributions to the Stakeholder Pension Plan designated in respect of the employees referred to in paragraph 28.2 and all contributions in respect of all periods up to and including Completion shall have been paid by the Company on or before the Completion Date.

28.6	There is not in operation, and no proposal has been announced to enter into or establish, an agreement, arrangement, custom or practice (whether legally enforceable or not and approved or not by the Inland Revenue for the purposes of Chapter 1 of Part XIV or Chapter IV part XIV of the Income and Corporation Taxes Act 1988, as it was formerly known) for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement death, termination of employment (whether voluntary or not) or during periods of sickness of disablement, for the benefit of an employee of the Company or his/her dependents.

28.7	All contributions (including fees and charges and expenses of whatever nature) which are payable by the Company under the Stakeholder Pension Plan and all contributions from the Company’s employees have been made and remitted and those employees have fulfilled all their obligations in respect of the Stakeholder Pension Plan.

28.8	The Sellers are not aware of any civil, criminal, arbitration, administrative or other proceedings, complaints or disputes (which includes without limitation, contact with OPRA, or OPAS or the Pensions Ombudsman) concerning the pension rights of the Company’s employees, have been made by their families and dependants and none is pending or is threatened. The Sellers are not aware of any matter which might give rise to such a claim.

28.9	No employee has been excluded from membership of any employee benefit plan of the Company or provided with different benefits because of their sex or because they were employed part-time.

PART 2

TAX WARRANTIES

29

29.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted and so far as the Sellers are aware, were accurate and complete in all material respects when supplied and remain accurate and complete in all material respects and none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

29.2	All Taxation (whether of the United Kingdom or elsewhere) for which the Company or any Subsidiary is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

29.3	Neither the Company nor any Subsidiary has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

29.4	Neither the Company nor any Subsidiary has paid within the past seven years ending on the date of this Agreement or so far as the Sellers are aware will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

29.5	Neither the Company nor any Subsidiary has within the past 12 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and the Sellers are not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

29.6	The amount of Taxation chargeable on the Company or any Subsidiary during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

29.7	All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company or any Subsidiary after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

29.8	The Company and the Subsidiaries have duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and so far as the Sellers are aware, none of such claims, disclaimers or elections are likely to be disputed or withdrawn.

29.9	The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company or any Subsidiary is or at Completion will be entitled to:

(a)	make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or

(b)	appeal against any assessment or determination relating to Taxation; and/or

(c)	apply for a postponement of Taxation.

31.10	Neither the Company, nor any Subsidiary is or will become liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable.

31.11	The Company and any Subsidiary has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the 2004 Accounts Date or acquired since that date but prior to Completion.

31.12	The Disclosure Letter sets out details of any special arrangements, concessions or agreements made by the Company or any Subsidiary with a Tax Authority (which are currently in force) or otherwise relied upon by the Company or any Subsidiary for Tax purposes and neither the Company nor any Subsidiary has since the 2004 Accounts Date done or omitted to do any thing which has had or may have the result of altering, prejudicing or in any way disturbing for any period beginning after the Accounts Date any arrangement, concession or agreement previously negotiated with any Tax Authority.

32	CHARGEABLE GAINS

32.1	Since the Accounts Date, neither the Company nor any Subsidiary has disposed of or acquired any asset in circumstances such that the provisions of section 17 of the TCGA 1992 could apply to such disposal or acquisition nor given or agreed to give any consideration to which section l28(2)(b) of the TCGA 1992 could apply.

33	CAPITAL ALLOWANCES

33.1	No event has occurred since the 2004 Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company or any Subsidiary under the CAA 2001 (or any other legislation relating to capital allowances).

33.2	Neither the Company nor any Subsidiary has made any claim for capital allowances in respect of any asset which is either leased to or from, or hired to or from, the Company or any Subsidiary and no election affecting the Company or any Subsidiary has been made or agreed to be made under section 53 or 55 of the Capital Allowances Act 1990 or section 177 or 183 of the Capital Allowances Act 2001 in respect of any such asset.

33.2.1.	Neither the Company no any Subsidiary is a lessee under a lease, or a party to any transaction, to which the provisions of Schedule 12 to the Finance Act 1997 apply or could apply.

33.2.2.	Neither the Company nor any Subsidiary has made any election under section 37 of the Capital Allowances Act 1990 or section 83 of the Capital Allowances Act 2001 nor is it taken to have made such an election under section 37(8)(c) of the Capital Allowances Act 1990 or section 89(4) of the Capital Allowances Act 2001.

34	DISTRIBUTIONS

34.1	No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company or any Subsidiary after 5 April 1965 except dividends shown in their audited accounts and neither the Company nor any Subsidiary is bound to make any such distribution.

34.2	So far as the Sellers are aware, no rents, interest, annual payments or other sums of an income nature payable by the Company or any Subsidiary or which the Company or any of the

Subsidiaries are under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

34.3	Neither the Company nor any Subsidiary has within the period of seven years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

35	LOAN RELATIONSHIPS

35.1	All interests, discounts and premiums payable by the Company or any Subsidiary in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company or the Subsidiaries as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company or the Subsidiaries.

36	CLOSE COMPANIES

36.1	Neither the Company nor any Subsidiary has in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A of ICTA 1988.

36.2	No distribution within section 418 of ICTA 1988 has been made by the Company or any Subsidiary during the last six years ending at the 2004 Accounts Date, nor have such distributions been made between the 2004 Accounts Date and Completion.

36.3	Any loans or advances made or agreed to be made by the Company or any Subsidiary within sections 419 and 420 or 422 of ICTA 1988 have been disclosed in the Disclosure Letter and neither the Company nor any Subsidiary has released or written off or agreed to release or write off the whole or any part of any such loans or advances.

The Company has never been a member of a group for any tax purposes, nor has it been owned by or been a member of a consortium for the purposes of Chapter IV Part X ICTA 1988 (Group Relief).

37	INTANGIBLE ASSETS

37.1	For the purposes of this paragraph 37, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which the provisions of that Schedule apply and references to an intangible fixed asset shall be construed accordingly.

37.2	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the 2004 Accounts Date, will be available to the Company or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

37.3	No claims or elections have been made by the Company or any Subsidiary under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company or any Subsidiary.

37.4	Since the 2004 Accounts Date:

37.4.1	neither the Company nor any Subsidiary owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

37.4.2	neither the Company nor any Subsidiary has realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

37.4.3	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company or any Subsidiary on a revaluation of an intangible fixed asset.

38	EMPLOYEES

38.1	So far as the Sellers are aware, neither the Company nor any Subsidiary is under an obligation to pay or has since the 2004 Accounts Date paid or agreed to pay any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of Corporation Tax.

29.10	No scheme or plan registered or approved under Chapter III of Part V of the Taxes Act 1988 or Schedules 2 to 5 of the Income Tax (Earnings and Pensions) Act 2003 has at any time applied to the Company or any Subsidiary or any of their employees and no application for registration of a scheme so applying has at any time been made.

39	COMPANY RESIDENCE AND OVERSEAS INTERESTS

39.1	The Company and the Subsidiaries have within the past seven years been resident in the United Kingdom for corporation tax purposes and have not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

39.2	Neither the Company nor any Subsidiary has without the prior written consent of HM Treasury caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies).

39.3	Neither the Company nor any Subsidiary holds shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company and/or any Subsidiary pursuant to section 13 of TCGA 1992.

39.4	Neither the Company nor any Subsidiary is holding or has held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988, and neither of them has any material interest in an offshore fund as defined in section 759 of ICTA 1988.

39.5	Neither the Company nor any Subsidiary has a permanent establishment outside the UK.

39.6	Neither the Company nor any Subsidiary is or will become liable to tax under s.191 TCGA 1992 in respect of a disposal occurring on or before the date of this Agreement.

39.7	Neither the Company nor any Subsidiary is or will become liable to tax under Schedule 28 Finance Act 2000 in respect of any amount of unpaid corporation tax of a non-UK resident company.

40	ANTI-AVOIDANCE

40.1	All transactions or arrangements made by the Company or any Subsidiary have been made on fully arm’s length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

40.2	Neither the Company nor any Subsidiary has been a party to or otherwise involved in any transaction to which section 29 to 34 of the TCGA 1992 or section 775 or section 786 of the Taxes Act 1988 could apply.

40.3	Neither the Company nor any Subsidiary has been a party to any transaction to which section 135, section 136, section 139 or section 140A of the TCGA 1992 or section 219, section 703 or section 776 of the Taxes Act 1988 have been or could be applied other than transactions in respect of which all Inland Revenue clearances have been obtained after disclosure of all material facts.

40.4	Neither the Company nor any Subsidiary has been party to any arrangement or transaction which is required to be disclosed to the Inland Revenue or HM Customs and Excise under or pursuant to Part 7 of the Finance Act 2004 (Disclosure of Tax Avoidance Schemes).

41	INHERITANCE TAX

41.1	Neither the Company nor any Subsidiary has made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

41.2	There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company or any Subsidiary and none of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of the IHTA 1984.

41.3	No asset owned by the Company or any Subsidiary, nor the Sale Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

42	VAT

42.1	The Company and the Subsidiaries are each taxable persons and are duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Customs & Excise and neither the Company nor any Subsidiary is (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

42.2	So far as the Sellers are aware, the Company and each Subsidiary have complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

42.3	All supplies made by the Company or any Subsidiary are taxable supplies and neither the Company nor any Subsidiary has been or, so far as the Sellers are aware, will be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder and so far as the Sellers are aware, no VAT paid or payable by the Company or any Subsidiary is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.

42.4	The Company is and never has been for VAT purposes a member of any group of companies.

42.5	For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any Subsidiary or any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter and:

42.5.1	all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

42.5.2	no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.

42.6	Neither the Company nor any Subsidiary owns or has at any time within the period since its incorporation owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

42.7	Neither the Company nor any Subsidiary has made any claim for bad debt relief under section 36 of the VATA 1994 and, so far as the Sellers are aware, there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from any Company or any Subsidiary under section 36(4) of the VATA 1994.

42.8	Neither the Company nor any Subsidiary has at any time been required to give security under paragraph 4 of Schedule 11 to VATA 1994.

43	STAMP DUTY AND STAMP DUTY LAND TAX

43.1	Any document that may be necessary or desirable in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Completion or any document which the Company or any Subsidiary may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.

43.2	Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company or any Subsidiary.

43.3	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company or any Subsidiary before Completion in respect of which the Sellers are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

43.4	Neither the Company nor any Subsidiary has entered into or been a party to any land transaction within the meaning of Part 4 of the Finance Act 2003 to which any provision in that Part applies.

43.5	Neither the Company nor any Subsidiary has since the 2004 Accounts Date incurred any liability to or been accountable for any stamp duty reserve tax and there has been no conditional agreement within section 87(1) of the Finance Act 1986 which could lead to the Company or any Subsidiary incurring such a liability or becoming so accountable.

SCHEDULE 5

BUYER WARRANTIES

1.1	The Buyer is (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (iii) has full power and authority to conduct its business which is presently being conducted and to own or lease its assets.

1.2	The Buyer has all necessary corporate power and corporate authority and has taken all corporate action necessary to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by the boards of directors of Buyer and all other requisite corporate action.

1.3	This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms.

1.4	The execution, delivery and performance of this Agreement shall not result in (i) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of the Buyer, (ii) a breach of, or a default under, any term or provision of any material agreement, lease or other instrument to which it is a party or to which it or any of its assets may be bound and which has been filed as an exhibit to any of the registration statements or reports filed with the SEC the Buyer or (iii) a violation of any applicable law, rule, order or judgment of any court or other Governmental Authority to which the Buyer is subject.

1.5	No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other person is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement (except such approvals as have been obtained). There are no filings required under the HSR Act for the transactions contemplated herein.1.6 There is neither any claim, action, suit, arbitration, investigation or other proceeding pending, nor any order, decree, injunctions, judgment or writ, whether pending, in effect or, to the knowledge of the Buyer, threatened, against the Buyer or relating to this Agreement, or the transactions contemplated by this Agreement.

1.7	All Exchange Shares subject to issuance pursuant to this Agreement shall, when issued, (i) be duly authorized, validly issued, fully paid and nonassessable and (ii) not be subject to any

Encumbrances created by or on behalf of Buyer other than restrictions on trading set forth in this Agreement.

1.8	As of 15 March, 2005, there are 13,824,580 shares of Buyer Common Stock outstanding, and 2,122,614 shares subject to issuance upon exercise of outstanding options (assuming for the purpose of such calculation all such options were full vested), warrants or other rights to purchase shares of Buyer Common Stock. There are no other shares of capital stock (or rights to acquire capital stock) of the Buyer outstanding.

1.9	The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from 15 June, 2004 through the date of this Agreement. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Buyer Reports, when filed, (i) were in accordance with the books and records of the Buyer, and (ii) presented fairly in all material respects the financial position of the Buyer as of the date thereof in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto).

1.10	The suspension or the quotation and listing of the Buyer’s common stock on NASDAQ is not presently subject to termination based on any actions taken by the Buyer.

1.11	Since 31 December 2004, there has been no material adverse development (including without limitation any material adverse development relating to the business, financial condition, assets, liabilities or results of operations) of the Buyer which has not been disclosed to the public by the Buyer.

1.12	Since 31 December 2004, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Buyer’s capital stock; (ii) any amendment of any material term of any outstanding security of the Buyer; (iii) any stock split, stock combination, reorganization, reclassification, or the like with respect to any capital stock of the Buyers; or (iv) any material repurchase, redemption or other acquisition by the Buyer of any outstanding shares of capital stock or other securities of, or other ownership interests in the Buyer, except as contemplated by its existing benefit plans and dividend reinvestment plans.

1.13	The Buyer has not entered into any agreement with any person that will result in the obligation of any Seller or the Company to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement.

SCHEDULE 6

EARN OUT

This Schedule sets forth the terms and conditions of the calculation of the Earn-out pursuant to the Agreement. Unless otherwise specified in this Schedule, all references to currency, monetary values and “£” set forth herein shall mean United Kingdom pound sterling.

1.	Amount of Earn-out. If the Earn-out Revenue exceeds £3,500,000, then Buyer shall make an Earn-out Payment to the Sellers in an amount equal to the Earn-out Revenue in excess of £3,500,000. If the Earn-out Revenue is equal to or less than £3,500,000, then no Earn-out Payment will be made.

2.	Method of Payment Subject as set out below, the Buyer shall pay the Earn-Out Payment , at its option, in Earn-out Exchange Shares, or Loan Notes , or a combination of Earn-out Shares and Loan Notes. The Earn-Out Payment shall be satisfied in Loan Notes which will be satisfied in cash in pounds sterling if (i) to the extent that the shares of common stock of the Buyer issued pursuant to this Agreement and pursuant to all loan notes issued by the Buyer hereunder in the aggregate would, as a result of the issue of such Earn-out Shares then exceed 19.999% of the total number of shares of common stock of the Buyer outstanding immediately prior to Completion; or (ii) if at the relevant time of payment the shares of common stock of the Buyer are no longer traded on NASDAQ or trading has been suspended providing that, if between the time of issue of the Term Notes and payment thereunder the Buyer’s shares of common stock shall have been re-admitted to trading on NASDAQ or its suspension of trading thereon lifted then, the Buyer may pay the Term Notes by the issue of Earn-out Exchange Shares. The Earn-out Payment shall be disbursed to Sellers in the Agreed Proportions within five business days following the final determination of the amount of the Earn-out Payment at the end of the Earn-out Period, as provided below.

3.	Earn-out Exchange Shares. In the event that all or a portion of the Earn-out Payment is made in Earn-out Exchange Shares: (a) the pounds sterling Earn-out Revenue Payment shall be converted into US Dollars at the Exchange Rate; (b) the number of Earn-out Exchange Shares issued will equal the amount of the Earn-out Payment being made in Earn-out Shares divided by the VWAP, except that certificates for fractions of shares of ACE*COMM Shares will not be issued; (c) in lieu of a fraction of a share, Sellers shall be paid an amount of cash equal to the fraction of the share multiplied by the VWAP; and (d) the Earn-out Exchange

Shares shall be registered with the SEC within three months following issuance of such shares, pursuant to the terms and conditions set forth in Clause 15 of the Agreement.

4.	Earn-Out Statements. Within 30 days following the end of each month comprising part of the Earn-out Period, the Buyer shall prepare and deliver to the Sellers a calculation of the Earn-out Revenue to date (the “Earn-out Statements”). The Earn-Out Period the Earn-out Statements shall be prepared in accordance with U.S. GAAP. Within 30 days following the end of the final month comprising part of the Earn-out Period, the Buyer shall prepare and deliver to the Sellers a calculation of the Earn-out Revenue for the entire Earn-out Period, the Earn-Out Payment to be made and the extent to which the Earn- out Payment is to made in cash and/or Earn -Out Shares. The Sellers shall have 60 days following delivery of this calculation to raise in writing to the Buyer any objections regarding either the Earn-out Statements. If no such objections are raised with such period, the calculation shall become final and binding upon the parties.

5.	Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute in with respect to the Earn-out. All disputes with respect to the Earn-out which cannot be resolved by mutual agreement of the Buyer and Sellers within 30 days shall be referred to an independent firm of accountants (the “Expert”) to be agreed upon by the parties or, failing agreement, to be selected by the President for the tine being of the of the Institute of Chartered accounts in England and Wales. The Expert shall act as an expert (and not as an arbitrator) in making such determination. Both Buyer and Sellers shall have an opportunity to submit to such Expert any materials or information supporting their positions. The determination of the Expert shall (save in the case of manifest error) be conclusive and binding on each party, and judgment upon any such determination may be entered in any court having jurisdiction over the matter. The fees of such firm in rendering a determination on any dispute shall be borne by Buyer.

6.	Definitions. For purposes of this Schedule, the following terms shall have the meanings set out below. All other capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

“Buyer Group” means the Buyer and any entity and/or company over which it has direct or indirect Control.

“Buyer Group Products” means products sold by the Buyer Group or any member of the Buyer Group;

“Buyer Group Services” means services supplied by the Buyer Group or any member of the Buyer Group.

“Company Products” means products sold by the Company;

“Company Services” means services supplied by the Company;

“Earn-out Payment” shall be the amount payable to Sellers based on Earn-out Revenues over the Earn-out Period, calculated as provided above.

“Earn-out Period” shall mean the period beginning on the first day after the Completion Date and ending on the first anniversary of the first day of the first month commencing after the Completion Date.

“Earn-out Revenue” shall mean:

(i)	100% of Revenue derived from the sale and/ supply of the Company Products and/or Company Services to existing or new customers of the Company and/ or the Buyer Group whether alone or in conjunction with the Buyer Group Products and/or Buyer Group Services; and

(ii)	100% of Revenue derived from the sale of Buyer Group Products and/or Buyer Group Services by the Company whether alone or in conjunction with the Company Products and/or Company Services;

“Earn-out Exchange Shares” shall be the amount of ACE*COMM Shares payable as part of the Earn-out Payment, calculated as provided above.

“Exchange Rate” shall mean the mid-market spot rate for the conversion of pounds sterling into US Dollars as published in the London edition of the Financial Times on the Business Day preceding the date on which the Earn-Out Shares are issued.

“Loan Notes” means the loan notes up to the value of the Earn-Out Payment which the Buyer has elected to pay in loan notes in the form set out in the exhibit to this Agreement marked “E”.

“Revenue” shall mean during the Earn–Out Period, any amounts that would be recognized as “revenue” in accordance with U.S. GAAP.

“VWAP” shall mean the volume weighted average price of ACE*COMM Shares as reported by Bloomberg, LP (or another similar service that Sellers and Buyer may agree upon in writing) during the trading hours from 9:30 a.m. to 4:00 p.m., U.S. Eastern Time for the 10 trading days preceding the date that the Earn-out Shares are issued.

SCHEDULE 7

FURB RETENTION ACCOUNT

Part 1

1.	Definitions

In this Agreement:

“Cash Retention Account” means an interest bearing solicitor’s reserve account opened by the Sellers Solicitors and to be operated in accordance with the provisions of this Schedule 7;

“Final Determination” means a Revenue Determination:

(a)	which is agreed in writing by the Sellers and in respect of which the Company enters into a contract settlement with the Inland Revenue or such other binding agreement pursuant to which the Inland Revenue formally brings its enquiry to an end; or

(b)	in respect of which the Inland Revenue issues a closure notice pursuant to Schedule 18 of the Finance Act 1998 or such other formal notice to the effect that it has completed its investigation in relation to the Company stating its determination or conclusion as to the amount of national insurance contributions due and payable by the Company from which there is no appeal or the Company does not appeal within which such appeal may be brought; or

(c)	in respect of which a court of competent jurisdiction in England from which there is no further appeal or from whose judgment the Company does not appeal within the period during which such appeal may properly be brought;

“FURBS” means the Funded Unapproved Retirement Pension Schemes operated by or on behalf the Second Seller and Mr. Jodouin;

“FURB CLAIM” means any claim by the Inland Revenue in relation to the FURBS and/or associated employer national insurance contributions;

“Instruction Letter” means the solicitor’s instruction letter in agreed form to be executed by each of the Sellers and the Buyer;

“Loan Notes” the Loan Notes issued to the Sellers on Completion;

“Loan Note Repayment Date” the date upon which the Loan Notes are due to be repaid by the Buyer in accordance with their terms;

“NIC Liability” means a liability on the Company to pay employers national insurance contributions by reason of the contributions made by the Company to the FURBS;

“NIC Liability Amount” means the NIC Liability less any corresponding saving in corporation tax which the Company would be entitled to and subject to the NIC Liability Cap;

“NIC Liability Cap” means a maximum sum of £71,406.05;

“Relevant Date” means 30 days following the date of the Revenue Determination;

“Retention” means the cash sum referred to in Clause 2.2 (a); and

“Revenue Determination” means a determination by the Inland Revenue as to whether there is an NIC Liability.

2.	Final Determination

2.1	If on the Loan Note Repayment Date there has been a Final Determination:

(a)	if the Final Determination is that there is an NIC Liability, the NIC Liability Amount shall be deducted from the amount payable under the Loan Notes to the Sellers in the Agreed Proportions and the balance of the sum due under the Loan Notes shall be paid by the Sellers in accordance with the terms of the Loan Notes; and

(b)	if the Final Determination is that there is not a NIC Liability the sums due to the Sellers under the Loan Notes shall be paid to the Sellers in full in accordance with the terms of the Loan Notes.

2.2	If on the Loan Note Repayment Date there has not been a Final Determination the Buyer shall procure that the Loan Notes are redeemed in cash up to a value of at least £71,406.05 (seventy one thousand four hundred and six pounds sterling and five pence) and that such sum is paid by electronic transfer to the Cash Retention Account and held in accordance with the terms and conditions of this Clause 3. Alternatively, any NIC Liability Amount which is Finally Determined shall be satisfied in the same way as a Substantiated Claim under Clause 10.1 of this Agreement. For the avoidance of doubt, the limitations set out in Clauses 9.4, 9.5, 9.10, 9.15, 9.17 and 9.19 shall not apply in relation to bringing a FURB Claim which is in excess of the NIC Liability Cap.

3.	Cash Retention Account

3.1	If the Buyer elects to transfer the Retention to the Cash Retention Account, the following provisions shall apply in respect of the Cash Retention Account:

(a)	all interest earned in respect of the Retention shall be credited to the Cash Retention Account;

(b)	no other credit shall be made to the Cash Retention Account without the joint instructions of the Buyer and the joint instructions of the Sellers;

(c)	no withdrawal shall be made from the Cash Retention Account except in accordance with this Clause 3 or the terms of the Instruction Letter or upon the joint instructions of the Buyer and the Sellers or as may otherwise be ordered by a court of competent jurisdiction; and

(d)	neither the Buyer nor the Sellers shall have any entitlement to interest until payment of the principal to which it relates.

3.2	On the Relevant Date:

(a)	if the Final Determination is that there is an NIC Liability, the NIC Liability Amount shall be paid out of the Retention Sum to the Buyer together with the related interest and the balance of the sum due shall be paid to the Sellers in the Agreed Proportions;

(b)	if the Final Determination is that there is not an NIC Liability, the Retention Sum shall be paid out of the Cash Retention Account in the Agreed Proportions together with the related interest.

3.3	In consideration of the Sellers’ Solicitors agreeing to open the Cash Retention Account and act in accordance with the instructions of the Buyer and the Sellers, the Buyer and the Sellers agree that:

(a)	the Sellers’ Solicitors are not obliged to take any action with respect to the Retention Account except in accordance with the terms of schedule or upon the joint written instructions of the Buyer and the Sellers;

(b)	the Sellers’ Solicitors may place the sums in the Cash Retention Account on deposit for such period as may be agreed or, failing agreement, on weekly deposit;

(c)	the Sellers’ Solicitors shall have no responsibility for the rate or amount of interest earned;

(d)	the Buyer and the Sellers will pay the Sellers’ Solicitors fees and expenses (including VAT) incurred in connection with establishing and operating the Retention Account;

(e)	the Buyer and the Sellers will indemnify the Sellers’ Solicitors against all liabilities incurred by you in respect of the operation of the Retention Account and in particular against any costs (on a full indemnity basis) of defending or being party to any claim arising out of the operation of the Cash Retention Account;

(f)	the Sellers’ Solicitors shall be entitled to pay out of the Cash Retention Account:

(I)	any taxation which may be payable as a matter of law in respect of interest accrued on the amount standing from time to time to the credit of the Retention Account; and

(II)	all bank charges payable in respect of the Retention Account.

4.	Conduct of Claims for a Contingent Tax Liability

4.1.1	The Sellers, or such advisers as the Sellers may instruct, shall be entitled at the Sellers own expense to avoid, dispute, appeal, mitigate, resist or compromise the FURB Claim in the name of the Company and to have the conduct of any appeal, dispute, compromise or defence of the FURB Claim.

4.1.2	The Sellers shall:

(a)	keep the Buyer fully informed of all matters known to the Sellers, or its advisers, concerning the FURB Claim and provide the Buyer with copies of all material documents and correspondence relating to the FURB Claim; and

(b)	submit to the Buyer drafts of all material communications relating to the FURB Claim which the Sellers, or its advisers, intends to make to the relevant Tax Authority at least five Business Days before the communication is made.

EXECUTED as a DEED by	)	/s/ SPRINGREEL LIMITED

SPRINGREEL LIMITED acting by	)	Director
)

Director/Secretary

EXECUTED as a DEED by	)
NOGA CONFINO	)	/s/ NOGA CONFINO

in the presence of:

Witness’ Signature:

Witness’ Name:

Witness’ Address:

EXECUTED as a DEED by	)	/s/ Steven R. Delmar

ACE*COMM CORPORATION	)	Name: Steven R. Delmar
acting by its duly authorised representative	)	Title: Chief Financial Officer
and in accordance with the laws of its	)
state of incorporation and its Certificate of	)
Incorporation and its Bylaws	)